Exhibit 99.1

News Release

For Release:	Contact:
Date: October 27, 2008	Julie Fallon
Time: 8:15 AM Eastern	Tel. (781) 356-9517
Alt. Tel. (617) 320-2401

Haemonetics Announces Promotion of Brian Concannon to CEO Effective April 2009

Brad Nutter to Continue in Role of Chairman of the Board

October 27, 2008, Braintree, MA, USA – Haemonetics Corporation announced today that Brian Concannon will be promoted to the position of President and CEO effective in April 2009, succeeding Brad Nutter in this role. Brian will also join the Haemonetics Board of Directors at that time. Brad Nutter will continue as Chairman and CEO until April 2009 and thereafter will remain an employee of the Company as Executive Chairman of the Haemonetics Board of Directors.

Brian Concannon joined Haemonetics in September 2003 as President of the Patient Division following an eighteen year career with progressively responsible leadership roles with American Hospital Supply Corporation, Baxter Healthcare Corporation, Allegiance Healthcare, and Cardinal Health Products and Services. As President of our Patient Division, Mr. Concannon led the expansion of our selling organization in concert with our decision to take direct the OrthoPAT® orthopedic perioperative autotransfusion product line. In 2006, he was promoted to President of Global Markets where he led the transformation of our businesses in Asia, Japan and Europe. In 2007, Mr. Concannon’s responsibilities were again expanded to encompass oversight of all of our geographic sales and marketing operations and established lines of business as our Chief Operating Officer. Mr. Concannon is a 1979 graduate of the U.S. Military Academy at West Point, with a B.S. degree in engineering.

Ron Gelbman, Lead Director of the Board of Directors said, “Brad has made significant contributions to the growth of the company and the creation of shareholder value over the past six years. The Board appreciates his continued leadership in the role of Executive Chairman where he will focus on corporate governance and supporting the implementation of Haemonetics’ corporate vision. We are also delighted by the appointment of Brian Concannon as President and CEO, effective in April 2009. This transition has been anticipated as part of the Company’s Succession Plan and we are confident in Brian’s leadership.”

“Brian has the ideal experience to continue to lead Haemonetics to realize our vision as The Blood Management Company. This appointment is part of a leadership succession process which we have methodically developed over the past several years, and I am excited about continuing to work with Brian and the Haemonetics leadership team,” said Brad Nutter, Chairman and CEO.

Mr. Concannon added, “I’m delighted to have this opportunity to lead the next phases of

Haemonetics Corporation • 400 Wood Road • Braintree, MA 02184 USA

the growth of Haemonetics. Our trajectory over the past several years gives us tremendous momentum to build upon. We have a winning vision and strategy, a strong product portfolio, a balanced global footprint, and a great leadership team — all of which position us for continued leadership in our industry. I look forward to this opportunity to build upon our achievements and continue to create and sustain shareholder value.”

Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing innovative blood management solutions for our customers.  Together, our devices and consumables, IT products, and consulting services deliver a suite of business solutions to help our customers improve clinical outcomes and reduce the cost of healthcare for blood collectors, hospitals, and patients around the world.  Our technologies address important medical markets: blood and plasma component collection, the surgical suite, and hospital transfusion services.  To learn more about Haemonetics, visit our web site at http://www.haemonetics.com.

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